SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                                               President and CEO
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                      ANNOUNCES SECOND QUARTER 2006 RESULTS


         Philadelphia,  Pennsylvania,  June 2, 2006 - SE Financial Corp. (OTCBB:
SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, announced a net loss of $99.0 thousand for the three months ended April 30, 2006 as compared to net income of $204.4 thousand for the same period last year. For the six months ended April 30, 2006, the Company had a net loss of $90.5 thousand compared to net income of $475.3 thousand for the six months ended April 30, 2005.

         Commenting on the results for the quarter, Pam Cyr, President and CEO, stated, "During the quarter, the Bank experienced record deposit growth fueled by the opening of our two new Neighborhood Banking Offices in Roxborough (opened December 2005) and Ardmore, PA (opened February 2006). While we have been the beneficiary of a growing and loyal customer base in South Philadelphia and Sewell, NJ, the expansion of our geographic footprint and an enhanced menu of products and services better position the Bank to develop and expand customer relationships. Costs inherent in the opening of these new Banking Offices resulted in increased non-interest expense related to construction, staffing, advertising and operations as anticipated. However, the Bank is now strategically positioned in high-opportunity markets which have already opened doors to new deposit and loan relationships. The quarter was also affected by an increase in the provision for loan losses primarily attributable to an increase in classified assets, as well as loan growth. Classified assets increased primarily due to the downgrade of a $1.3 million loan for the construction of 4 residential condominium units. Although pricing pressure, the current yield curve, and the repricing of interest-bearing liabilities may continue to impact earnings in the near term, we believe our Shareholders will benefit from increased value resulting from these strategies in the long term. During the quarter we continued to execute on several key strategic initiatives. Highlights include:

o On February 6, 2006 we opened our newest Neighborhood Banking Office in Ardmore, Pennsylvania, a western suburb of Philadelphia. Following a successful grand-opening celebration, targeted advertising and promotional activities we have focused our marketing efforts on building relationships with local businesses and consumers through active participation in and sponsorship of chamber of commerce, rotary, and other community organizations resulting in more than $10 million in new deposits to date.

o Total asset growth of $15.2 million, or 10.2%, for the quarter and $17.5 million, or 11.9% for the six-month period.

o Total loan growth of $11.3 million, or 12.8%, for the quarter and $15.1 million, or 17.8% for the six-month period.

o Total deposit growth of $24.9 million, or 26.4%, for the quarter and $31.9 million or 36.5% for the six-month period.

o Core deposits, primarily money market accounts, increased by $17.3 million, or 60.1%, and $19.0 million, or 70.4% for the six-month period.

o During the quarter two new commercial lenders joined the Bank, bringing with them significant community bank lending experience, broad product knowledge and long standing relationships. We anticipate that their addition to our team will enhance our ability to meet the growing needs of our customers and generate new banking relationships.

o On May 16, 2006, the Board of Directors declared the Company's 7th consecutive cash dividend, its fifth consecutive dividend of $.03 per share.

                            LINKED QUARTER HIGHLIGHTS
                             (Dollars in Thousands)

------------------------------------------------------------------------------------
                                     QTR          QTR      Increase      % Increase
                                 4/30/2006    1/31/2006   (Decrease)      (Decrease)

Total Assets                      164,954      149,748      15,206          10.15%

Investment Securities              49,447       48,732         715           1.47%

Loans                              99,664       88,390      11,274          12.75%

Deposits                          119,336       94,431      24,905          26.37%

Borrowings                         20,886       29,556      (8,670)        (29.33%)

Stockholders' Equity               23,977       24,522        (545)         (2.22%)

Interest Income                     2,209        2,125          84           3.95%

Interest Expense                    1,167        1,014         153          15.09%

Net Interest Income                 1,042        1,111         (69)         (6.21%)

Provision for Loan Losses             216           36         180         500.00%

Noninterest Income                    105           86          19          22.09%

Noninterest Expense                 1,115        1,179         (64)         (5.43%)

Net Income (Loss)                     (99)           9        (108)      (1200.00%)

Net Interest Margin                  3.00%        3.20%      (0.20%)        (6.25%)

Yield on Loans                       6.97%        6.98%      (0.01%)        (0.14%)

Yield on Investments                 4.56%        4.62%      (0.06%)        (1.30%)

Cost of Deposits                     3.49%        3.26%       0.23%          7.06%

Cost of Borrowings                   4.12%        4.22%      (0.10%)        (2.37%)

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

Comparison  of the Results of  Operations  for the Three  Months Ended April 30,
--------------------------------------------------------------------------------
2006 and April 30, 2005
-----------------------

         For the three months ended April 30, 2006 and 2005, net interest income after provision for loan losses totaled $826 thousand and $1.0 million, respectively. The average balance of interest-earning assets increased $26.8 million to $146.7 million for the three months ended April 30, 2006 as compared to $120.0 million for the three months ended April 30, 2005 but was offset by a decrease in the net interest margin of 63 basis points to 3.00% for the three months ended April 30, 2006 from 3.63% for the three months ended April 30, 2005. Management anticipates that the Company may continue to experience margin compression in the future as the current rate environment could result in interest-bearing liabilities, primarily certificates of deposit, repricing faster than interest-earning assets, primarily long term mortgage loans. The provision for loan losses increased $182 thousand to $216.0 thousand for the three months ended April 30, 2006 from $34 thousand for the three months ended April 30, 2005. The increase was primarily attributable to an increase in classified assets, as well as loan growth. The increase in classified assets was primarily due to the downgrade of a $1.3 million loan for the construction of four residential condominium units located in Philadelphia. There can be no assurance that future additions to the provision for loan losses relating to this loan will not be necessary. Non-interest income was $105.1 thousand for the three months ended April 30, 2006 compared to $115.8 thousand for the three months ended April 30, 2005 due mainly to costs associated with check printing charges in connection with new product offerings featuring a free first order of checks. Non-interest expense increased $256.5 thousand to $1.1 million for the three months ended April 30, 2006 compared to $858.6 thousand for the three months ended April 30, 2005. The increase in non-interest expense was due to increases in compensation and employee benefits, occupancy and equipment costs, and other expense of $136.6 thousand, $96.7 thousand and $88.3 thousand, respectively, offset by a decrease in professional fees and data processing expense of $46.2 thousand and $22.6 thousand, respectively. The increase in compensation and employee benefits was due primarily to additions to staff including staff for the newly opened Roxborough and Ardmore, Pennsylvania banking offices and additions to staff in the lending area, payroll taxes and employee benefits expense as well as normal salary increases offset somewhat by the severance package paid in the prior quarter a year ago to the former President. The increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the two new banking offices discussed above. The increase in other expense was due mainly to increased advertising and marketing costs, telephone and information technology expense, and stationery and supplies expense. The decrease in professional fees was due mainly to non-recurring legal expense and accounting fees related to work performed for Sarbanes Oxley compliance. The decrease in data processing expense was due to favorable contract negotiations resulting in a short term decrease in monthly processing fees.

Comparison of the Results of Operations  for the Six Months Ended April 30, 2006
--------------------------------------------------------------------------------
and April 30, 2005
------------------

         For the six months ended April 30, 2006 and 2005, net interest income after provision for loan losses totaled $1.9 million and $2.0 million, respectively. The average balance of interest-earning assets increased $24.7 million to $144.2 million for the six months ended April 30, 2006 compared to $120.0 million for the six months ended April 30, 2005 but was offset by a decrease in the net interest margin of 44 basis points to 3.12% for the six months ended April 30, 2006 from 3.56% for the six months ended April 30, 2005. Management anticipates that the Company may continue to experience margin compression in the future as the current rate environment could result in interest-bearing liabilities, primarily certificates of deposit, repricing faster than interest-earning assets, primarily long term mortgage loans. The provision for loan losses increased $201.1 thousand primarily due to an increase in classified assets, as well as loan growth. The increase in classified assets was primarily due to the downgrade of a $1.3 million loan for the construction of four residential condominium units located in Philadelphia. There can be no assurance that future additions to the provision for loan losses relating to this loan will not be necessary. Non-interest income decreased $21.8 thousand to $191.2 thousand for the six months ended April 30, 2006 compared to $213.0 thousand for the six months ended April 30, 2005 due mainly to a loss on the sale of investment securities available for sale of $23.7 thousand versus a gain on the sale of investment securities of $10.4 thousand in the same period of the prior year offset by an increase of $17.3 thousand in earnings on bank-owned life insurance. Non-interest expense increased $743.3 thousand to $2.3 million for the six months ended April 30, 2006 compared to $1.6 million for the six months ended April 30, 2005. The increase in non-interest expense was due to increases in compensation and employee benefits, occupancy and equipment costs, professional fees and other expense of $335.3 thousand, $143.5 thousand, $75.9 thousand, and $187.0 thousand, respectively. The increase in compensation and employee benefits was due primarily to additions to staff including staff for the newly opened Roxborough and Ardmore, Pennsylvania banking offices and additions to the lending department, payroll taxes and employee benefits expense as well as normal salary increases offset somewhat by the severance package paid in the prior quarter a year ago to the former President. The increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the two new banking offices discussed above. The increase in professional fees was due mainly to costs incurred in connection with non-recurring legal expenses related to the Company's Annual Meeting of Stockholders that were not resolved until the first quarter of 2006. The increase in other expense was due mainly to increased advertising costs and marketing costs, telephone and information technology expense, and stationery and supplies expense.



Comparison of Financial Condition at April 30, 2006 and October 31, 2005
------------------------------------------------------------------------

         Total assets increased $17.5 million to $164.9 million at April 30, 2006 as compared to $147.4 million at October 31, 2005. Investment securities decreased $2.8 million to $49.4 million at April 30, 2006 from $52.2 million at October 31, 2005 due mainly to $5.2 million in sales, maturities and repayments offset by $3.0 million in purchases. Net loans increased $15.1 million, or 17.8%, to $99.7 million at April 30, 2006 from $84.6 million at October 31, 2005. Deposits increased $31.9 million, or 36.5%, to $119.3 million at April 30, 2006 from $87.4 million at October 31, 2005. Borrowed money decreased $7.0 million, or 25.2%, to $20.9 million at April 30, 2006 from $27.9 million at October 31, 2005. Stockholders' equity decreased $7.1 million to $24.0 million at April 30, 2006 from $31.1 million at October 31, 2005 due mainly to the completion of the 10% stock repurchase plan announced in July 2005 and the 10% stock repurchase plan announced in January 2006. A total of 465,000 shares of common stock were repurchased at an average price of $14.04 excluding brokerage commissions. The decrease was also attributable to an increase in the accumulated other comprehensive loss of $405.9 thousand as a result of a decrease in the market value of the Company's investment portfolio due to rising market interest rates.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with four Neighborhood Banking Offices serving South Philadelphia, Roxborough and Ardmore, Pennsylvania and Sewell, New Jersey.

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                                                SE FINANCIAL CORP.

------------------------------------------------------------------------------------------------------------------------
Selected Income Statement Data (Unaudited)
(Dollars in thousands except per share data)              Three Months Ended April 30,      Six Months Ended April 30,
                                                         ------------------------------     --------------------------
                                                             2006           2005                2006           2005
                                                         -----------    -----------         -----------    -----------
   Interest income                                       $     2,209    $     1,692         $     4,335    $     3,328
   Interest expense                                            1,167            621               2,182          1,236
                                                         -----------    -----------         -----------    -----------
   Net interest income                                         1,042          1,071               2,153          2,092
   Provision for loan losses                                     216             34                 252             51
                                                         -----------    -----------         -----------    -----------
   Net interest income after provision for loan losses           826          1,037               1,901          2,041
   Noninterest income                                            105            116                 191            213
   Noninterest expense                                         1,115            859               2,294          1,552
                                                         -----------    -----------         -----------    -----------
   (Loss) income before taxes                                   (184)           294                (202)           702
   Income tax (benefit) expense                                  (85)            90                (112)           227
                                                         -----------    -----------         -----------    -----------
   Net income (loss)                                     $       (99)   $       204         $       (90)   $       475
                                                         ===========    ===========         ===========    ===========

   Weighted average shares outstanding (1)                 1,893,338      2,386,115           2,095,850      2,283,005
   Earnings (loss) per share (1)                              $(0.05)         $0.09              $(0.04)         $0.20

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

Performance Ratios (Unaudited)                                 Three Months Ended April 30,   Six Months Ended April 30,
                                                               ----------------------------   --------------------------
                                                                    2006            2005           2006            2005
                                                               -------------    -----------     -------------   --------
   Return on average assets (2)                                    -0.25%           0.65%         -0.12%           0.76%
   Return on average equity (2)                                    -1.63%           2.58%         -0.66%           3.00%
   Net interest margin on average interest earning assets (2)(3)    3.00%           3.63%          3.12%           3.56%

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

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands except per share data)                         April 30,                         October 31,
                                                                       2006                               2005
                                                                   ----------                          ----------
   Assets                                                           $ 164,954                           $ 147,431
   Loan receivable, net                                                99,664                              84,602
   Cash and cash equivalents                                            3,735                               2,163
   Investment securities                                               49,447                              52,233
   Deposits                                                           119,336                               87,408
   FHLB borrowings                                                     20,886                              27,935
   Total stockholders' equity                                          23,977                              31,063
   Ending shares outstanding (1)                                    1,894,538                           2,352,169
   Book value per share (1)                                             12.66                               13.21
   Stockholders' equity to total assets                                 14.54%                              21.07%

------------------------------------------------------------------------------------------------------------------------


Asset Quality (Unaudited)
(Dollars in thousands)                                              April 30,                          October 31,
                                                                      2006                                2005
                                                                   ----------                          -----------
   Non-performing assets (4)                                       $   103                                $ 69
   Allowance for losses                                                743                                 507
   Non-performing assets to total assets                              0.06%                               0.05%
   Allowance for losses to total loans                                0.75%                               0.60%
   Allowance for losses to non-performing assets                    721.36%                             734.78%

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

(1) Shares outstanding does not include unreleased ESOP shares or shares held in the Stock Compensation Trust for purposes of the weighted average shares outstanding calculation and the ending shares outstanding calculation.

(2)  Annualized for the three and six months ended April 30, 2006 and (2005.)

(3) The yield on municipal securities has been adjusted to a tax-equivalent basis.

(4)  Non-performing assets include non-accrual loans and real estate owned.